CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made and entered into this day of August, 12 August 2009, by and between Enertec Systems 2001 Ltd., a private company registered in the State of Israel with company number 513144261 (hereinafter: “Company”) and D.L Capital Ltd., a corporation organized under the laws of the State of Israel (“DL”).
(Company and DL are hereinafter referred to collectively as the “Parties” and individually as a “Party”.)

WHEREAS DL has expertise in the areas of finance, business development, management and other matters relating to the business and operations of Company; and

WHEREAS DL, being the controlling shareholder of Lapis Technologies, Inc., a Delaware corporation of 19 W. 34th Street, Suite 1008, New York, NY 10001, the United States of America ("Lapis"), which is the ultimate parent company of the Company, proposed to Company that, as part of efficiency and cost saving measures of Company, certain limited management and consulting services will be provided to Company by DL pursuant to this Agreement and subject to any applicable law; and

WHEREAS Company desires to purchase those certain affairs of management and consulting services to be provided by DL on the terms and conditions as set forth herein below; and

WHEREAS DL is interested in supplying Company the aforesaid services, and has agreed to supply the defined Services to Company on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, covenants, agreements, undertakings, representations and warranties herein contained, the Parties hereto agree as follows:

1.	Preamble and Headings

1.1	The preamble and exhibits to this Agreement and the statements of the Parties contained herein, constitute an inseparable part hereof.

1.2	The headings in this Agreement are for purposes of reference only, are not a material part hereof and shall not be used in its interpretation.

2.	Engagement

Company hereby engages DL to provide it with consulting, managerial and administrative services in relation to the affairs and day-to-day operations of Company as set forth herein, which shall include, business development, marketing, financing issues management, banks, credit and investment banking services (the “Services”), and DL agrees to provide such services, upon the terms and conditions set out herein.

3.	Services

3.1	DL shall provide Company the Services during the term of this Agreement.

3.2
The Services will be performed by DL through persons, having appropriate experience and capabilities, to be designated by DL for such purpose as DL in its sole discretion will determine from time to time (the “Staff”). The employment or other engagement by DL of such Staff shall be on terms to be determined by DL at its sole discretion and shall be at DL’s expense.

3.3
Subject to the terms and conditions hereof and as may be agreed upon in writing from time to time, DL will render to Company’s affiliates Services as may from time to time be agreed upon by the Parties.

3.4	DL undertakes, and Company agrees, that in performing the Services:

3.4.1	DL will act faithfully to and for the benefit of Company. DL will be the sole responsible that the Staff will act likewise.

3.4.2
DL will comply and act in accordance with, and will cause the Staff to comply and act in accordance with, all the resolutions of Company’s Board of Directors and committees thereof adopted from time to time, resolutions of the general meeting of the Company and in accordance with Company's statutory documents and/or any applicable law.

3.4.3	DL will have no obligation under this Agreement to provide to Company any financing, which may be required for any of Company’s operations and activities.

3.4.4
Throughout the duration of this Agreement DL shall deem to be the sole employer of DL Indemnified Persons which may be considered as it employees. DL undertakes, solely and exclusively, to comply with all of its employment obligations in respect of such DL Indemnified Persons under any law or agreement, including but not limited to wages, national insurance, pension funds, annual vacation, sick pay, recuperation, travel expenses, and severance pay.

4.	Access and Information.

4.1
Company shall provide DL with reasonable access to all information DL reasonably deems necessary to provide its Services hereunder, including without limitation, will make available to DL all the files, documents and records of Company, in whatever form (including in any electronic or digital form).

4.2
Company shall make available to DL reasonable office facilities (including office space, furniture, equipment and supply, information systems, communication systems, book-keeping and accounting software and control systems), which are and may be from time to time at Company's disposal. DL may use the same solely for the purpose of performing the Services.

4.3
Subject to applicable law, each Party hereto covenants and agrees to provide the other Party with, and where required under applicable law to the disclosure to third parties of, all information regarding itself and transactions under this Agreement (including the Agreement itself) that the other Party reasonably believes are required to comply with all applicable federal, state, county and local laws, ordinances, regulations and codes, including, but not limited to, securities laws and regulations.

5.	Consideration.

5.1
In consideration for the Services, Company will pay to DL a monthly fee in the amount of NIS 50,000 (Fifty thousand New Israeli Shekels) per month (the “Fee”) and a pro rata portion thereof for part of a month. The Fee will be paid to DL by no later than at the end of each month for the same month.

5.2
Value added tax and any similar service tax due under applicable law in respect of any payment to be made by Company to DL pursuant to this Agreement will be paid by Company to DL in addition to and together with the payment of the Fees against a tax invoice to be issued by DL.

5.3
In addition to the Fee payable to DL pursuant to Section 5.1 hereof and without derogating from the provisions of Section 5.2 above, Company shall, reimburse DL for, its reasonable Out-of-Pocket Expenses, in a yearly amount which shall not exceed US$12,000. For the purposes of this Agreement, the term "Out-of-Pocket Expenses" shall mean the amounts actually paid by DL in connection with its performance of the Services, including, without limitation, reasonable (i) fees and disbursements of any independent auditors, outside legal counsel, consultants, investment bankers, financial advisors and other independent professionals and organizations, (ii) costs of any outside services or independent contractors such as financial printers, couriers, business publications or similar services and (iii) transportation, car expenses, per diem, telephone calls, cellular phone expenses, and/or any similar expense not associated with its ordinary operations. All reimbursements for Out-of-Pocket Expenses shall be made promptly upon or as soon as practicable after presentation by DL to Company of the statement in connection therewith.

5.4
Company shall withhold all taxes and compulsory payments on Fees or any other payments to the extent that such taxes and compulsory payments are required by any applicable law to be withheld at source, unless DL has provided Company with tax exemption certificate.

5.5
DL shall be responsible for all payments applicable to DL required to be made to the Israeli National Insurance Institute (or such other similar authority under any applicable law), any taxation body or other third party in consequence of the provision of the Services hereunder or the Fees provided in connection therewith.

5.6	DL or any of DL Indemnified Parties shall not be entitled to any further compensation or payment in connection with the Services except as otherwise stated in this Agreement.

6.	Liability

6.1
Company agrees that neither DL nor its directors, officers, agents, employees and/or consultants, including any Staff members (each, a "DL Indemnified Person") shall have any liability, whether direct or indirect, in contract or tort or otherwise, to Company and/or its subsidiaries for or in connection with the Services rendered or to be rendered by any DL Indemnified Person pursuant to this Agreement. The foregoing limitation of liability shall not apply, in any way whatsoever, to damages, which have resulted from: (i) a gross negligent act or omission by DL and/or any DL Indemnified Person; (ii) willful misconduct by DL and/or any DL Indemnified Person; or (iii) a breach of any of the confidentiality undertakings set out under Section 10.

6.2
Notwithstanding the provisions of Section 6.1, DL shall not be liable for any special, indirect, incidental, or consequential damages of any kind whatsoever (including, without limitation, damages for loss of goodwill, work stoppage,  lost or corrupted data, lost profits, lost business, lost opportunity or attorneys' fees) in any way due to, resulting from or arising in connection with any of the Services or the performance of or failure to perform DL's obligations under this Agreement. This disclaimer applies without limitation (i) to claims arising from the provision of the Services or any failure or delay in connection therewith; (ii) to claims for lost profits; (iii) regardless of the form of action, whether in contract, tort (including negligence), strict liability, or otherwise; and (iv) regardless of whether such damages are foreseeable or whether DL has been advised of the possibility of such damages. For the avoidance of doubt the above limitation of liability shall not apply with respect to the exclusions set in section 6.1 above.

6.3
DL shall have no liability to Company or its subsidiaries for failure to perform DL's obligations under this Agreement or otherwise, provided however that any such failure is not caused due to any of exclusions set in section 6.1 above.

6.4
Company agrees that it shall, in all circumstances, use commercially reasonable efforts to mitigate and otherwise minimize its damages, whether direct or indirect, due to, resulting from or arising in connection with any failure by DL to comply fully with its obligations under this Agreement.

6.5
Notwithstanding the foregoing provisions of this Section 6, in the event of a substantial and continuing failure on the part of DL to provide or procure any Services, where such failure is reasonably expected to have a material adverse effect on Company, Company shall be entitled to seek specific performance to cause DL to provide or procure such Services.

7.
Indemnification of Company by DL. DL shall indemnify and hold Company harmless from and against any and all damages and/or losses and shall reimburse Company for all reasonable expenses (including reasonable attorneys' fees) actually incurred as a result of: (i) a gross negligent act or omission by DL and/or any DL Indemnified Person; (ii) a willful misconduct by DL and/or any DL Indemnified Person; and/or (iii) a breach of any of the confidentiality undertakings set out under Section 10 below.

8.	Term.

8.1
This Agreement is conditional upon approval thereof by the corporate bodies of Company and DL respectively, as required by any applicable law, within 30 days following the date hereof. Company shall use its best efforts to hold within 14 days following the date hereof a General Meeting of its shareholders that will be requested to approve this Agreement as required by applicable law.

8.2
This Agreement shall enter into force and effect on the third business day after all such approvals will have been obtained (the “Effective Date”), and shall remain in effect for two years thereafter (the "Initial Period"), unless otherwise terminated in accordance with the terms and conditions set out in this Agreement.

8.3
Following the Initial Period, this Agreement shall automatically renew for successive one (1) year terms unless: (i) terminated by Company by giving14 days prior written notice of termination in the event DL's holding in Lapis shall be less than fifty one (51) per cent of the issued and outstanding share capital of Lapis on a fully diluted basis; or (ii) terminated by either Party by giving a written notice of termination to the other Party at least ninety (90) days prior to any automatic renewal date without incurring any liability thereby.

8.4
Either Party may terminate this Agreement with immediate effect, and without thereby incurring any liability for damages or other compensation, by notice in writing to the other Party if the other Party fails to observe or perform any of its obligations under this Agreement and fails to correct such failure within thirty (30) days after notice thereof.

9.
DL shall provide the Services as an independent contractor, and nothing in this Agreement shall create any employer-employee relationship between Company and DL and/or any DL Indemnified Person. Should any court, or other competent authority, deem Company, Lapis or any affiliate thereof the employer of any DL Indemnified Person, and consequently impose any liability (monetary or otherwise) upon Company, Lapis and/or on any affiliate thereof, DL will promptly indemnify Company and hold Company, Lapis and/or on any affiliate thereof harmless with respect to any such liability (including any reasonable legal costs incurred in connection therewith).

10.
DL shall and procure that any DL Indemnified Person shall keep in strict confidence and will not use (other than for the purpose of performing of DL's obligations under this Agreement and for the benefit of the Company) all information regarding Company, its investments, its business (including in respect of its clients and suppliers) and its affiliates, that will come to DL’s and/or any DL Indemnified Person's knowledge as a result of performing the Services. Except as otherwise required by applicable law or any competent authority, DL and/or DL Indemnified Persons will not disclose any such information to any third party without the prior approval of the Company. For the avoidance of doubt, this obligation of confidentiality shall remain in effect and survive the termination of this Agreement for any reason. DL shall be the sole liable in respect of any loss, damages, claims and costs and expenses incurred to Company and/or any of its affiliates as a result of a breach by DL or any DL Indemnified Person of the provisions set out in this Section 10.

11.
Jurisdiction and Governing law. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel without giving effect to its choice of law rules.  Any action or proceeding arising out of or relating hereto shall be brought in the State of Israel. The Parties hereby agree to the exclusive jurisdiction of the courts of Tel-Aviv, Israel.

12.
Severability. If any provision of this Agreement shall be found invalid or unenforceable, such invalidity or unenforceability shall not render the entire Agreement invalid. Rather, the Agreement shall be construed as if not containing the particular invalid or unenforceable provision, and the rights and obligations of each party shall be construed and enforced accordingly.

13.
DL may assign or transfer this Agreement in whole or in part, and may delegate or subcontract any of its duties and/or obligations hereunder, to any person, partnership, corporation, organization or entity ("Entity") that, directly or indirectly, Controls or is, directly or indirectly, Controlled by or is under common Control with it, without the consent of the Company, by giving the Company a written notice.

"Control" for the purpose of this Section shall mean any Entity which, directly or indirectly, (i) owns or controls at least fifty per cent (50%) of the voting stock or other substantial ownership interest of such Entity, or (ii) possesses sufficient authority to direct the adoption and/or execution of the policies, management or operations of such Entity by any means whatsoever.

14.
Amendments; No Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by DL and Company, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

15.
Entire Agreement. This Agreement constitutes the entire understanding of the Parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof.

16.	Notices and Addresses

16.1
The addresses of the Parties to this Agreement for the purpose of notices are as detailed in the preamble to this Agreement. The Parties are obligated to inform the other of any change in their address within 7 working days from the date of change.

16.2
Any notice given pursuant to this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given) on the date of delivery if by delivery in person, by cable, telecopy, facsimile, telegram or e-mail or three Business Days following delivery by registered or certified mail (postage prepaid, return receipt requested).

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by two of their respective authorized officers as of the date first above written.

D.L Capital Ltd.	Enertec Systems 2001 Ltd.

By:	By:
Title:	Title: